EXHIBIT 99.1

Global Energy Holdings Group’s Plan of Compliance Accepted by NYSE Amex

Atlanta, Georgia (August 24, 2009) – On June 4, 2009, Global Energy Holdings Group, Inc. (NYSE AMEX: GNH), a diversified renewable energy company, received notice from the NYSE Amex Exchange (the “Exchange”) Staff, dated June 3, 2009, indicating that the Company was not in compliance with Section 1003(a)(iv) of the Company Guide in that it has sustained losses or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether Global Energy will be able to continue operations or meet its obligations as they mature.  Global Energy was afforded the opportunity to submit a plan of compliance to the Exchange and on July 10, 2009 presented its plan to the Exchange.  On August 18, 2009, the Exchange notified Global Energy that it accepted Global Energy’s plan of compliance and granted Global Energy an extension until December 3, 2009 to regain compliance with the continued listing standards.  Global Energy will be subject to periodic review by the Exchange staff during the extension period.  Failure to make progress consistent with the compliance plan or to regain compliance with continued listing standards by the end of the extension period could result in Global Energy being delisted from the Exchange.

About Global Energy Holdings Group

Global Energy Holdings Group is a diversified renewable energy company based in Atlanta, Georgia.  Global Energy Holdings Group develops renewable energy projects, including biomass gasification and landfill-gas-to-energy projects.  Global Energy Holdings Group also coordinates and implements energy-efficiency projects, such as cogeneration and heat recovery, for organizations that include government agencies and the U.S. military.  Global Energy Holdings Group provides tailored solutions that capitalize on the nation’s need for diverse energy resources, while investing in promising innovations to help power the future.  The company trades under the ticker symbol GNH on the NYSE Amex Exchange (formerly the American Stock Exchange).  For more information about Global Energy Holdings Group, please visit its website at http://www.gnhgroup.com.